Exhibit 10.1

March 9, 2026

Guy Shechter 762 Park Place

Brooklyn, NY 11216

Dear Guy,

Amtech Systems, Inc. is pleased to offer you the position of President & Chief Operating Officer, reporting to Bob Daigle, Chief Executive Officer. This letter sets out the terms of your employment with Amtech, which will start on 5/19/26, should you accept this offer.

The following is the compensation and benefits being offered to you:

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Your annual salary will be $400,000, less applicable tax and other withholdings.
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You will be paid on a bi-weekly basis, with each paycheck issued one week in arrears.
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Group medical, dental and vision coverage (approximately 82% currently paid by Amtech and employee contributions are pre-tax).
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HSA or HRA medical plan option.
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Life insurance equals 2x annual base salary paid 100% by Amtech.
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Short-term disability coverage is paid 100% by Amtech.
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Long-term disability coverage is paid 100% by Amtech.
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401(k) Plan with discretionary company match.
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Section 125 flexible spending account option.
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Vacation of 4 weeks per year and sick leave of one week per year.

You will be eligible to participate in Amtech’s annual incentive bonus program at the end of our fiscal year. The EBITDA bonus pool is established when Amtech meets profit performance criteria established by the Amtech Board of Directors (the “Board’), and earned dependent upon Amtech’s level of achievement and your individual performance. Your target bonus will be 50% of base salary (60% cash, 40% restricted stock). In addition, you will receive a grant of 50,000 Stock Options (ISOs & NQs), subject to Board approval and in accordance with Amtech’s 2022 Equity Incentive Plan, as amended, and related option documents. The stock option grant will vest in three equal increments on the 1 year, 2 year and 3-year anniversary dates of the grant date. Additional stock compensation is typically awarded on an annual basis in the first half of the new fiscal year.

You’ll also receive a monthly payment of $10,000 during the first 6 months of employment and relocation support of up to $25,000, including a 40% gross-up of relocation expense reimbursements that are subject to taxation. Itemized receipts will be required for relocation expense reimbursement and all receipts must be submitted on a timely basis and no later than the end of the 2026 fiscal year (September 30, 2026).

In this position, your responsibilities will include, but are not limited to:

Strategic Planning and Execution

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Work with the CEO and business leaders to develop the company’s strategy and goals.
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Lead effort to develop and drive growth initiatives.
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Lead effort to develop and drive business optimization initiatives.

Process Improvement

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Analyze data and metrics to identify impactful areas for improvement.
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Lead efforts to develop process improvement initiatives that will improve efficiency and effectiveness.

Team Leadership

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Lead and motivate employees, fostering a positive and productive work environment.
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Lead effort to establish a culture that lives by and embraces the company’s core values (Safety, Customer Focus, Continuous Improvement).
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Work with CHRO to build the organization and develop talent needed to execute strategy and deliver results.

Performance Monitoring:

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Establish clear metrics and milestones to assess progress.
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Establish and track key performance indicators (KPIs) and provide regular reports to the CEO and other stakeholders, identifying areas that need attention.

Financial Management:

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In conjunction with the CFO and finance team, develop and review data necessary to track and manage product-line and overall business financial performance.
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Efficient management of working capital.
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Establish and drive profit improvement and working capital improvement initiatives.
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Maintain disciplined expenses and budget management.

Risk Management:

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Identify and mitigate risks associated with the company's operations.
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Establish cost-effective supply chains to mitigate geopolitical and tariff risks.

Collaboration and Communication:

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Collaborate with the broader leadership teams, other department personnel, and external partners to ensure smooth operations and achieve company goals.
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Provide regular updates on business performance and progress on key initiatives to various stakeholders (CEO, employees, the Board).

Talent Management and Leadership:

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Strong leadership skills are essential for motivating and directing employees.
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Ability to assess existing talent and build an organization is needed to deliver results.

This position is located in Tempe, Arizona at the corporate headquarters office. Your direct reports will include the Vice President & General Manager – SFS, Vice President & General Manager – TPS, and the Global Marketing Director.

This offer is contingent upon successful completion of all hiring process requirements, which include satisfactory documents concerning employment eligibility and the completion of a drug screening and a background investigation that produces results satisfactory to Amtech.

Amtech is an at-will employer, and as such, all offers of employment are at-will. Nothing in this letter creates or implies a contract of employment. The initial terms of your employment with Amtech are solely those expressed in writing in this letter. No previous promises, representations, or understandings related to your offer of employment shall apply.

Employer contributions for employee benefits are discretionary and subject to change.

In the event of a Change in Control (“CIC”) of the Company (as defined in the Amtech Systems, Inc. 2022 Equity Incentive Plan, as amended), and your responsibilities become materially diminished, you will be entitled to the following benefits, subject to your execution of (and continued compliance with) Amtech Systems Proprietary Information and Innovations Non-Compete Agreement, as well as reasonable transition support for the new business leadership:

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Cash Severance: A lumpsum cash payment equal to twelve (12) months of your then current base salary, payable within 60 days following the CIC.
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Bonus Participation: Eligibility to participate in the Company’s annual bonus plan for the fiscal year in which the CIC occurs, consistent with prevailing Company practice.
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Equity Acceleration: Immediate acceleration of 100% of all unvested equity awards outstanding as of the CIC date.

Termination Without Cause: If your employment is terminated without Cause (as defined in this Agreement), and subject to your execution and non-revocation of a separation and release agreement in a form acceptable to the Company, you will be entitled to the following benefits:

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Cash Severance: A lump sum cash payment equal to six (6) months of your current base salary.
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Medical Benefits: Full medical benefit coverage under COBRA for six (6) months.

For purposes of this Agreement, the term “Cause” shall mean any one or more of the following: (A) your material breach of this Agreement (continuing for thirty (30) days after receipt of written notice of need to cure, if, in the Company’s determination, such breach is curable); (B) the intentional nonperformance of lawful instructions of the Board (continuing for thirty (30) days after receipt of written notice of need to cure, if, in the Company’s determination, such breach is curable) of any of your material duties and responsibilities; (C) your willful dishonesty, fraud, or misconduct with respect to the business or affairs of the Company; (D) your conviction of, or guilty or nolo contendre plea to a felony crime involving dishonesty or moral turpitude whether or not relating to the Company (not including traffic offenses unless such traffic offense resulted in death); (E) a confirmed positive drug test result for an illegal drug while performing services for the Company; or (F) a material sanction is imposed on you by any applicable professional organization or professional governing body.

Amtech is a company with excellent opportunities for accelerated growth and performance improvement. We extend this offer because we sincerely want you to be a part of our team and are convinced you have much to contribute to our efforts to revitalize the company and create meaningful value.

This offer is valid until Friday, March 20, 2026. Please complete and return a signed copy of this offer letter to me, Angi Larson. By signing below, you verify that there are no restrictions, contractual or otherwise, that might prohibit your employment with Amtech Systems.

We look forward to working with you. Sincerely,

Angi Larson

Angi Larson

Chief Human Resources Officer

I, Guy Shechter, accept this offer and the terms of employment as outlined in this offer letter with an intended start date of Tuesday, May 19, 2026.

03/10/2026
Date